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                            June 23, 2021

       Victor Dodig
       President and Chief Executive Officer
       Canadian Imperial Bank of Commerce
       Commerce Court
       Toronto, Ontario, Canada M5L 1A2

                                                        Re: Canadian Imperial
Bank of Commerce
                                                            Registration
Statement on Form F-3
                                                            Filed June 15, 2021
                                                            File No. 333-257113

       Dear Mr. Dodig:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact David
Lin, Staff Attorney, at (202) 551-3552 with any questions.




                            Sincerely,


                            Division of Corporation Finance

                            Office of Finance